SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                            Enterprise Bancorp, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

            ----------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

            ----------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ----------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

            ----------------------------------------------------------------

        (5) Total fee paid:

            ----------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials: ____________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,or the Form or Schedule and the date of its filing:

        (1) Amount previously paid:

        --------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement No:

        --------------------------------------------------------------------

        (3) Filing party:

        --------------------------------------------------------------------

        (4) Date Filed:

        --------------------------------------------------------------------

                            ENTERPRISE BANCORP, INC.

                              222 MERRIMACK STREET
                           LOWELL, MASSACHUSETTS 01852
                            TELEPHONE: (978) 459-9000




                                                                  March 26, 2003


Dear Stockholder:

     You are cordially invited to attend the 2003 Annual Meeting of stockholders (the "Annual Meeting") of Enterprise Bancorp, Inc. (the "Company"), the parent holding company of Enterprise Bank and Trust Company, to be held on Tuesday, May 6, 2003, at 4:00 p.m. local time, at the American Textile Museum, 491 Dutton Street, Lowell, Massachusetts.

     The Annual Meeting has been called for the following purposes:

     1.   To elect six Directors of the Company, each for a three-year term;

     2.   To approve and adopt the Company's 2003 Stock Incentive Plan;

     3. To ratify the Audit Committee's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The accompanying proxy statement of the Company provides information concerning the matters to be voted on at the Annual Meeting. Also enclosed is the Company's 2002 annual report to stockholders, which contains additional information and results for the year ended December 31, 2002, including the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

     Thank you in advance for returning your proxy. We appreciate your continuing support of the Company.

                                                    Sincerely,


                                                    /s/ George L. Duncan
                                                    ----------------------------
                                                    George L. Duncan
                                                    Chairman of the Board
                                                    and Chief Executive Officer

                            ENTERPRISE BANCORP, INC.

                              222 MERRIMACK STREET
                           LOWELL, MASSACHUSETTS 01852
                            TELEPHONE: (978) 459-9000
                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                 To Be Held at 4:00 p.m. on Tuesday, May 6, 2003

         NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders (the "Annual Meeting") of Enterprise Bancorp, Inc. (the "Company") will be held at the American Textile Museum, 491 Dutton Street, Lowell, Massachusetts at 4:00 p.m. local time on Tuesday, May 6, 2003 for the following purposes:

         1. To elect six Directors of the Company, each to serve for a three-year term (Proposal One);

         2. To approve and adopt the Company's 2003 Stock Incentive Plan (Proposal Two);

         3. To ratify the Audit Committee's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003 (Proposal Three); and

         4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on March 7, 2003 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company's common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

         In the event there are not sufficient votes to approve any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                           By Order of the Board of Directors

                                           /s/ Arnold S. Lerner
                                           -------------------------------------
                                           Arnold S. Lerner
                                           Clerk

222 Merrimack Street
Lowell, Massachusetts 01852
March 26, 2003

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

                                 PROXY STATEMENT

                            ENTERPRISE BANCORP, INC.

                              222 MERRIMACK STREET
                           LOWELL, MASSACHUSETTS 01852
                            Telephone: (978) 459-9000

                         ANNUAL MEETING OF STOCKHOLDERS
                       To Be Held on Tuesday, May 6, 2003


General

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Enterprise Bancorp, Inc. (the "Company"), the parent holding company of Enterprise Bank and Trust Company (the "Bank"), for the 2003 Annual Meeting of stockholders of the Company (the "Annual Meeting"), to be held on Tuesday, May 6, 2003 at 4:00 p.m. local time, at the American Textile Museum, 491 Dutton Street, Lowell, Massachusetts and at any adjournments or postponements thereof. This Proxy Statement, the accompanying Notice of Annual Meeting and the accompanying proxy card are first being mailed to stockholders on or about March 26, 2003.

         The Annual Meeting has been called for the following purposes: (1) to elect six Directors of the Company, each to serve for a three-year term; (2) to approve and adopt the Company's 2003 Stock Incentive Plan; (3) to ratify the Board of Directors' appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         The Company is a Massachusetts corporation and a registered bank holding company. All of the Company's material business activities are conducted through the Bank.

Record Date

         The Board of Directors has fixed the close of business on March 7, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof (the "Record Date"). Only holders of record of the Company's common stock (the "Common Stock") at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on the Record Date, there were 3,534,228 shares of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting and any adjournments or postponements thereof. As of such date there were approximately 684 holders of record of the Common Stock. The holders of shares of the Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted to the Annual Meeting or any adjournments or postponements thereof.

Proxies

         Holders of the Common Stock are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will, unless such proxy has previously been revoked, be voted in accordance with the instructions marked thereon. Properly executed proxies with no instructions indicated thereon will be voted as follows: (1) FOR the election of Gerald G. Bousquet, Kathleen M. Bradley, James F. Conway, III, Nancy L. Donahue, Lucy A. Flynn and Nickolas Stavropoulos, the six nominees of the Board of Directors, as Directors of the Company; (2) FOR the approval and adoption of the Company's 2003 Stock Incentive Plan; (3) FOR the ratification of the Audit Committee's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003; and (4) in such manner as management's proxy-holders shall decide on such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by filing with the Clerk of the Company a written notice of revocation, or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies in connection with the Annual Meeting should be addressed as follows: Enterprise Bancorp, Inc., 222 Merrimack Street, Lowell, Massachusetts 01852, Attention: Arnold S. Lerner, Clerk.

         It is not anticipated that any matters other than those set forth in the foregoing proposals (1), (2) and (3) contained in this Proxy Statement will be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in their discretion in accordance with their best judgment.

         In addition to use of the mails, proxies may be solicited personally or by telephone, fax or telegraph by officers, Directors and employees of the Company, none of whom will be specially compensated for such solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in that connection. The cost of soliciting proxies will be borne by the Company.

Quorum; Vote Required

         The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the Annual Meeting for the transaction of business. Abstentions and "broker non-votes" (as defined below) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of Directors of the Company (Proposal One). Neither abstentions nor broker non-votes will be counted as "votes cast" for purposes of electing Directors of the Company and, therefore, they will not affect the election of Directors of the Company. The approval and adoption of the Company's 2003 Stock Incentive Plan (Proposal Two) requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, and entitled to vote thereon at the Annual Meeting. Abstentions will be included among the shares that are considered present and entitled to vote on this proposal, and since they will not be counted as affirmative votes "for" this proposal, they will have the effect of votes "against" this proposal. Broker non-votes will not be included among the shares that are considered present and entitled to vote on this proposal and, therefore, they will have no effect on the voting for this proposal. The approval of the proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003 (Proposal Three) requires the affirmative vote of a majority of the shares present and voting, in person or by proxy, at the Annual Meeting. Neither abstentions nor broker non-votes will be included among the shares that are considered to be present and voting on this proposal and, therefore, they will have no effect on the voting for this proposal.

         A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

         The Directors and executive officers of the Company have indicated that they intend to vote all shares of the Common Stock that they are entitled to vote in favor of each of proposals (1), (2) and (3) presented herein. On the
Record Date, the Directors and executive officers of the Company in the aggregate had the right to vote 1,063,146 shares of the Common Stock representing approximately 30.08% of the outstanding shares of the Common Stock as of such date.


                                  PROPOSAL ONE

                         ELECTION OF CLASS OF DIRECTORS

         The Company's By-Laws provide that the number of Directors shall be set by a majority vote of the entire Board of Directors. The number of Directors for the Company has been accordingly set at 17. Under the Company's Articles of Organization and By-Laws, this number shall be divided into three classes, as nearly equal in number as possible, with the Directors in each class serving a term of three years and until their respective successors are duly elected and qualified, or until his or her earlier resignation, death or removal. As the term of one class expires, a successor class is elected at the annual meeting of stockholders for that year.

         At the Annual Meeting, there are six Directors to be elected to serve until the 2006 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until his or her earlier resignation, death or removal. The Board of Directors has nominated each of Gerald G. Bousquet, Kathleen M. Bradley, James F. Conway, III, Nancy L. Donahue, Lucy A. Flynn and Nickolas Stavropoulos for election as a Director for a three-year term.

         Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as a Director of each of the nominees named above. The Board of Directors believes that all of the nominees will stand for election and will serve as a Director if elected. However, if any person nominated by the Board of Directors fails to stand for election or is unable or refuses to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Recommendation of Directors

         The Board of Directors recommends that the stockholders vote FOR the election of Gerald G. Bousquet, Kathleen M. Bradley, James F. Conway, III, Nancy
L. Donahue, Lucy A. Flynn and Nickolas Stavropoulos, the six nominees proposed by the Board of Directors, as Directors of the Company to serve until the 2006 annual meeting of stockholders and until their successors are duly elected and qualified.

Information Regarding Directors and Nominees

         The following table sets forth certain information for each of the six nominees for election as Directors at the Annual Meeting and for those continuing Directors whose terms expire at the annual meetings of the Company's stockholders in 2004 and 2005. Each individual has been engaged in his or her principal occupation for at least five years, except as otherwise indicated.

                                    Nominees

                            (Term to Expire in 2006)

Name, Age and Principal Occupation                                                              Director Since (1)
----------------------------------                                                              ------------------
Gerald G. Bousquet, M.D. (69)                                                                          1988
Physician; director and partner in
several health care entities

Kathleen M. Bradley (78)                                                                               1988
Retired; former owner, Westford Sports Center, Inc.

James F. Conway, III (50)                                                                              1989
Chairman, Chief Executive Officer and President
Courier Corporation

Nancy L. Donahue (72)                                                                                  1988
Chair of the Board of Trustees, Merrimack Repertory Theatre

Lucy A. Flynn (49)                                                                                     1997
Since March 2002,  Marketing and Communications Executive, Raytheon Company; From April
2000 to April 2001, Executive Vice President, Marketing, ADS Financial Service Solutions;
prior thereto, Senior Vice President, Wang Global

Nickolas Stavropoulos (45)                                                                             2002
Executive Vice President, KeySpan Corporation and President, KeySpan Energy Delivery New
England; From November 2001 to March 2002, Senior Vice President of Sales and Marketing,
KeySpan Energy Delivery New England; From October 1999 to October 2001, Senior Vice
President of Marketing and Gas Resources for Boston, Colonial and Essex Gas Companies;
prior thereto, Executive Vice President of Finance and Marketing and Chief Financial
Officer, Colonial Gas Company.

                              Continuing Directors

                            (Term to Expire in 2004)

Walter L. Armstrong (66)                                                                               1989
Retired in August 2000 as Executive Vice President of the Bank

George L. Duncan (62)                                                                                  1988
Chairman and Chief Executive Officer of the Company  and the Bank since their inception

John P. Harrington (60)                                                                                1989
Since December 1999, Energy Consultant for Tennessee Gas Pipeline Company;
prior thereto, Senior Vice President, Colonial Gas Company

Charles P. Sarantos (77)                                                                               1991
Chairman, C&I Electrical Supply Co., Inc.

Michael A. Spinelli (70)                                                                               1988
Owner, Merrimac Travel Service Inc. and Chairman Emeritus of Vacation.com;
former owner of Action Six Travel Network;
Assistant Clerk of the Company and the Bank

                            (Term to Expire in 2005)

Kenneth S. Ansin (38)                                                                                  1994
Since January 2002, President of Norwood Cabinet Company; from November 1998 to February
 2002, Business Development Officer of the Bank; through August 2000, President and Chief
 Executive Officer of Ansewn Shoe Company

John R. Clementi (53)                                                                                  1998
President, Plastican, Inc. and Holiday Housewares, Inc.

Carole A. Cowan (60)                                                                                   1999
President, Middlesex Community College

Eric W. Hanson (59)                                                                                    1991
Chairman and President, D.J. Reardon Company, Inc.

Arnold S. Lerner (73)                                                                                  1988
Vice Chairman and Clerk of the Company and the Bank;
Director, Courier Corporation;
through April 2000, partner in several radio stations

Richard W. Main (55)                                                                                   1989
President of the Company since its inception through December 2002;
President, Chief Operating Officer and
Chief Lending Officer of the Bank

--------------------------------------

(1) All of the Directors are also Directors of the Bank. The years listed in the foregoing tables are the respective years in which each named individual first became a Director of the Company and the Bank.

Meetings of Board of Directors and Committees of Enterprise Bancorp, Inc.

         There were six meetings of the Company's (i.e., Enterprise Bancorp, Inc.) Board of Directors during the calendar year ended December 31, 2002. During such period, each Director, other than Ms. Donahue and Ms. Flynn, attended more than 75% in the aggregate of the total number of meetings of the Board of Directors and of each of the committees of the Board of Directors on which he or she served.

         The Company's (i.e., Enterprise Bancorp, Inc.) Board of Directors maintains four standing committees, an executive committee, an audit committee, an investment committee and a compensation committee. The executive committee, composed of Messrs. Duncan and Lerner, together with three additional members chosen to serve on a three-month rotating basis, is authorized to manage and transact the business of the Company. The executive committee did not meet in 2002. The audit committee, composed of Ms. Bradley, Ms. Cowan and Messrs. Hanson, Harrington and Spinelli, is directly responsible for the appointment, compensation and oversight of the work of the Company's independent auditors. Among other responsibilities, the audit committee also oversees and reviews all internal audit examinations and reports of the Company, and reviews all audit reports of the Company prepared by the Company's independent auditors and all reports of examination of the Company prepared by regulatory authorities. The audit committee met eight times in 2002. The investment committee, composed of Messrs. Clementi, Conway, Duncan, Lerner and Main, is responsible for any investment activities involving equity securities that may be undertaken by the Company. The investment committee met three times in 2002. The compensation committee, composed of Messrs. Clementi, Conway, Hanson and Lerner, is responsible for establishing the Company's executive compensation standards and overseeing the administration of the Company's compensation and benefits programs, including its equity compensation programs. The compensation committee met nine times in 2002.

Meetings of Board of Directors and Committees of Enterprise Bank

         The Bank's (i.e., Enterprise Bank and Trust Company) Board of Directors, which met ten times during the year ended December 31, 2002, has an executive committee, audit committee, compensation/personnel committee, investment and asset/liability committee, marketing committee, banking technology committee, trust committee, overdue loan review committee, business development committee, leasing/branch committee and construction lending committee.

         Executive Committee. The executive committee is authorized to manage and transact the business of the Bank. In addition, loans over certain amounts must be pre-approved by at least two members of the executive committee. Messrs. Duncan (chair of the committee) and Lerner serve as permanent members of the executive committee, while three additional members are chosen to serve on a three-month rotating basis from among the remaining members of the Board of Directors. The committee held nine meetings in 2002.

         Audit Committee. The audit committee oversees and reviews all internal audit examinations and reports and reviews all reports of examination of the Bank prepared by bank regulatory authorities. The current members of the committee are Ms. Bradley, Ms. Cowan and Messrs. Hanson, Harrington and Spinelli (chair of the committee). The committee held eight meetings in 2002. The committee met with KPMG LLP, the Company's independent auditors, two times in 2002.

         Compensation/Personnel Committee. The compensation/personnel committee is responsible for overseeing the administration of the employee benefit and compensation programs of the Bank. Messrs. Clementi, Conway (chair of the committee), Hanson and Lerner serve on the committee. The committee held nine meetings in 2002.

         Investment and Asset/Liability Committee. The investment and asset/liability committee is authorized to develop and refine the strategic investment and asset/liability portfolio and asset/liability objectives of the Bank to ensure that the Bank maintains a portfolio consistent with sound investment and banking practices. Messrs. Clementi, Conway, Duncan, Lerner (chair of the committee) and Main serve on the committee. Three additional members are chosen to serve on a three-month rotating basis from among the remaining members of the Bank's Board of Directors. The committee held nine meetings in 2002.

         Marketing Committee. The marketing committee reviews the Bank's marketing activities. The current members of the committee are Ms. Donahue
(chair of the committee), Ms. Flynn and Messrs. Ansin, Armstrong, Duncan, Harrington, Lerner and Main. The committee held two meetings in 2002.

         Banking Technology Committee. The banking technology committee is responsible for overseeing the administration of the Bank's data processing function. The current members of the committee are Ms. Cowan and Messrs. Bousquet and Sarantos (chair of the committee). The committee held four meetings in 2002.

         Trust Committee. The trust committee is responsible for overseeing the Bank's trust and investment management activities, including administering trust policy and reviewing trust accounts. Messrs. Clementi, Conway, Duncan, Lerner (chair of the committee) and Main serve on the committee. The committee held twelve meetings in 2002.

         Overdue Loan Review Committee. The overdue loan review committee reviews and assesses all loan delinquencies. The current members of the committee are Ms. Bradley, Ms. Donahue and Messrs. Armstrong, Bousquet (chair of the committee), Harrington and Sarantos. The committee held seven meetings in 2002.

         Business Development Committee. The business development committee reviews and monitors the Bank's business development activities. Ms. Bradley, Ms. Donahue and Messrs. Ansin, Armstrong, Duncan, Hanson (chair of the committee) and Main serve on the committee. The committee met two times in 2002.

         Leasing/Branch Committee. The leasing/branch committee is responsible for reviewing the Bank's facilities leases, facilities expansion and new branch opportunities. Messrs. Conway (chair of the committee) and Harrington and Ms. Bradley serve on the committee. The committee held one meeting in 2002.

         Construction Lending Committee. The construction lending committee reviews the Bank's construction lending activities. The current members of the committee are Messrs. Ansin, Harrington (chair of the committee), Main and Sarantos and Ms. Cowan. The committee met four times in 2002.

Information Regarding Executive Officers and Other Significant Employees

         Set forth below is certain information regarding the executive officers of the Company (including the Bank), other than those executive officers who are also Directors of the Company and for whom such information has been provided above. Each individual named below has held his or her position for at least five years, except as otherwise indicated.

Name                           Age             Position
----                           ---             --------

John P. Clancy, Jr.            45              President and Treasurer of the Company; prior to January 1,
                                               2003, Treasurer of the Company since its inception; Executive
                                               Vice President, Chief Financial Officer, Treasurer and Chief
                                               Investment Officer of the Bank; prior to January 1, 2000,
                                               Senior Vice President, Chief Financial Officer, Treasurer and
                                               Chief Investment Officer of the Bank

Robert R. Gilman               57              Executive Vice President, Administration, and Commercial
                                               Lender of the Bank

Stephen J. Irish               48              Executive Vice President and Chief Information and Chief
                                               Operations Officer of the Bank; prior to January 1, 2000,
                                               Senior Vice President and Chief Information and Chief
                                               Operations Officer of the Bank


Executive Compensation

         Summary Compensation Table. The table on the following page sets forth the compensation paid by the Company (through the Bank) for services rendered in all capacities during the year ended December 31, 2002, to the chief executive officer and each of the four most highly compensated executive officers of the Bank (the "Named Executive Officers"). The Company does not employ any persons, other than through the Bank.

                           Summary Compensation Table

                                                                               Long-Term
                                                          Annual             Compensation
                                                       Compensation            Awards
                                                       ------------            ------
                                                                              Securities
                                                   Salary        Bonus        Underlying           All Other
Name and Principal Position           Year           ($)          ($)         Options(#)      Compensation (1)(2)
---------------------------           ----      ------------- -----------     ----------      -------------------
George L. Duncan                      2002         $203,900      $179,738        4,000             $172,821
Chairman and Chief Executive          2001         $203,900      $224,465        8,000             $176,548
Officer of the                        2000         $203,900      $ 44,001         --               $183,440
Company and the Bank


Richard W. Main                       2002         $161,600      $140,043        7,000             $ 76,445
President, Chief Operating            2001         $161,600      $184,596        4,000             $ 78,004
Officer and Chief Lending             2000         $161,600      $ 36,473         --               $ 79,642
Officer of the Bank


John P. Clancy, Jr                    2002         $158,400      $ 97,178        5,500             $  8,250
President and Treasurer of the        2001         $145,200      $ 44,216        2,500             $  6,510
Company and Executive Vice            2000         $132,000      $ 28,420         --               $  7,347
President, Chief Financial
Officer, Treasurer  and Chief
Investment Officer of the Bank

Stephen J. Irish                      2002         $140,070      $ 67,164        4,000             $  4,202
Executive Vice President, Chief       2001         $130,935      $ 41,454        2,500             $  4,396
Operations Officer and Chief          2000         $121,800      $ 26,224         --               $  6,779
Information Officer of the Bank


Robert R. Gilman                      2002         $148,097      $ 49,346        4,000             $ 30,851
Executive Vice President,             2001         $136,417      $ 43,315        2,500             $ 30,849
Administration, and Commercial        2000         $128,780      $ 28,641         --               $ 30,488
Lender of the Bank

-----------------

(1) Reflects the Bank's matching contribution on behalf of each Named Executive Officer to the Bank's existing 401(k) plan.

(2) Includes, in addition to the 401(k) match described in note 1, for Messrs. Duncan, Main and Gilman in each of 2000, 2001 and 2002, the dollar value attributable to the portion of the annual premium related to term insurance coverage paid by the Bank under split-dollar life insurance policies (which equaled $10,802 in 2002, $10,209 in 2001, and $9,574 in 2000 for Mr. Duncan; $3,084 in 2002, $2,850 in 2001, and
         $2,637 in 2000 for Mr. Main;  and $1,198 in 2002,  $1,113 in 2001,  and
         $1,028 in 2000 for Mr. Gilman) and the additional dollar value of the benefit to each of Messrs. Duncan, Main and Gilman of the remaining portion of the annual premium (unrelated to term insurance coverage) paid by the Bank under such split-dollar life insurance policies projected on an actuarial basis (which equaled $153,019 in 2002, $159,776 in 2001, and $165,991 in 2000 for Mr. Duncan; $65,955 in 2002,
         $67,593 in 2001, and $69,133 in 2000 for Mr. Main; and $22,888 in 2002,
         $23,554 in 2001, and $24,186 in 2000 for Mr. Gilman). The premiums paid by the Bank over the life of the policies will be fully recovered by the Bank.

Director Compensation

         The Company pays no separate compensation to the Directors for their service as members of the Company's (i.e., Enterprise Bancorp, Inc.) Board of Directors. The Bank pays $200 to Directors for Board of Directors meetings, $200 to Directors for executive committee meetings, $150 to Directors for all other committee meetings, a $350 monthly retainer to all Directors and a $100 monthly retainer to executive committee members. The Bank also pays $200 to the chairpersons of the investment and asset/liability, trust, banking technology, compensation/personnel, overdue loan review, audit, business development, construction lending, leasing/branch and marketing committees for each meeting attended. The Bank formerly paid a $100 monthly retainer to the vice chairman of the Board of Directors and a $200 monthly retainer to the clerk of the Bank, but ceased paying these monthly retainers as of October 1, 2002 at the request of said vice chairman and clerk. Directors who are also full-time salaried officers of the Bank are not paid for attending Board of Directors or committee meetings.

         For the year 2002, Directors had the right to make an irrevocable election (by December 31, 2001) to receive shares of Common Stock in lieu of receiving an elected portion of cash fees. The number of shares issued to Directors pursuant to this election was based on a valuation analysis of the Common Stock as of February 1, 2002. Pursuant to the terms of the election, shares were not considered earned, and were not issued to a Director, until the Director had actually earned the cash fees in lieu of which the shares were to be issued. If a Director who had elected to receive shares of Common Stock in lieu of cash fees pursuant to this election had ceased to serve as a member of the Board of Directors for any reason prior to his or her having earned the fees in lieu of which shares were to be issued, the Director would have received a cash amount (and no shares) equal to the fees earned through the date on which he or she ceased to serve as a Director. For the year 2002, the Company issued a total of 7,062 shares of Common Stock to twelve Directors at a per share issuance price of $16.63. This per share price reflects the value of the Common Stock at February 1, 2002, based on a replication by management of a valuation analysis that is performed in June of each year by an outside financial advisor, which is used to determine the fair market value of the Common Stock in connection with the Company's administration of its dividend reinvestment plan. For the year 2003, Directors have the same option to receive shares of Common Stock in lieu of cash fees at a per share issuance price of $20.20, which reflects the value of the Common Stock at January 2, 2003, based on management's replication of the annual valuation analysis described in the preceding sentence.

         The Company believes that giving Directors the option to receive stock in lieu of cash fees further aligns Directors' interests with those of the Company's shareholders.

Agreements with Executive Officers

         The Company and the Bank are parties to employment agreements with each of Messrs. Duncan and Main and are parties to change in control/noncompetition agreements with each of Messrs. Gilman and Irish.

         The term of Mr. Duncan's agreement is a "rolling" three years until and unless terminated based on the occurrence of any of the following events: (i) 24 months after notice is given by the Company to Mr. Duncan that it no longer desires to extend the agreement; (ii) the retirement, resignation or death of Mr. Duncan; (iii) the termination of Mr. Duncan by the Company for cause (as defined in the agreement); (iv) 60 days after notice is given by Mr. Duncan to the Company at any time after the occurrence of a change of control (as defined in the agreement); (v) 60 days after notice is given by Mr. Duncan to the Company following the Board of Directors' failure to re-elect Mr. Duncan as chief executive officer or following any material change by the Board of Directors of the duties, functions or responsibilities of Mr. Duncan; and (vi) six months after notice is given by Mr. Duncan to the Company at any time other than after the occurrence of any of the events described in the foregoing clauses (iv) and (v).

         Mr. Duncan receives a minimum annual base salary under the agreement of $203,900, which is subject to annual review by the Compensation Committee and upward adjustment as determined by the Board of Directors. In addition to his base salary, Mr. Duncan is entitled to participate in all other benefit plans and otherwise receive all other fringe benefits that the Company from time to time makes available to its officers and employees.

         Following the occurrence of any change of control, Mr. Duncan has the option, upon 60 days advance written notice to the Company, to terminate the agreement, in which event the Company is obligated to pay Mr. Duncan three times his previous highest annual earnings (as defined in the agreement). If Mr. Duncan exercises the option to terminate under such circumstances, he is relieved of the non-competition restrictions that would otherwise apply upon his termination of the agreement.

         If the Board of Directors fails to re-elect Mr. Duncan chief executive officer or otherwise materially changes his duties, functions or responsibilities at any time during the period of the agreement, but prior to any change of control, then Mr. Duncan has the options, upon 60 days advance written notice to the Company to: (i) remain as a full-time employee; (ii) terminate the agreement; or (iii) serve as a consultant in lieu of serving in another capacity. In the event Mr. Duncan elects to terminate the agreement because the Board of Directors has not re-elected him chief executive officer or has otherwise materially changed his duties, functions or responsibilities, he shall be entitled to receive compensation from the Company for three years. This compensation shall equal on an annualized basis Mr. Duncan's previous highest annual earnings. During the period he is receiving such payments under the agreement and in consideration of such compensation to be paid to him, Mr. Duncan is prohibited from competing directly or indirectly with the Company. In the event Mr. Duncan elects to serve as a consultant, he would be required to devote approximately one-half of his time to the business and affairs of the Company and would receive as compensation an annual salary equal to one-half of his previous highest annual earnings. In addition, following the completion of any such consulting period, Mr. Duncan would be entitled to receive additional annual salary payments equal to one-half of his previous highest annual earnings, in consideration for remaining subject to the non-competition restrictions contained in the agreement, for an additional two-year period.

         If Mr. Duncan becomes disabled during the term of the agreement, then the Company may elect to replace Mr. Duncan as chief executive officer and stop paying him his regular annual earnings and, upon notice, pay Mr. Duncan during the period of his disability an amount equal to 75% of his previous highest annual earnings, less any amounts payable to him under any group disability plan. If Mr. Duncan dies while the agreement is in effect, then the Company will continue to provide health insurance coverage, under its group plan, to Mr. Duncan's spouse and children in accordance with certain conditions specified in the agreement.

         Under the terms of the agreement, Mr. Duncan is prohibited from competing directly or indirectly with the Company during the two-year period from the date on which the agreement is terminated for any reason, except as described above in the event of Mr. Duncan's termination of the agreement following a change of control or as otherwise provided in the event that Mr. Duncan terminates the agreement because the Board of Directors has not re-elected him chief executive officer or has otherwise materially changed his duties, functions or responsibilities. During each year of the two-year non-compete period, Mr. Duncan would be entitled to receive salary payments at least equal to 70% of his previous highest annual earnings.

         The terms of Mr. Main's employment agreement are substantially equivalent to those of Mr. Duncan's employment agreement, except that (i) the term of Mr. Main's agreement is for a "rolling" two years; (ii) Mr. Main's minimum annual base salary is $161,600; (iii) the office which the agreement contemplates will be held by Mr. Main is the office of president; (iv) Mr. Main's potential termination payment following a change of control is two times his previous highest annual earnings; and (v) in the event that Mr. Main elects to terminate the agreement prior to a change of control because the Board of Directors has not re-elected him president or has otherwise materially changed his duties, functions or responsibilities, he shall be entitled to receive compensation equal on an annualized basis to his previous highest annual earnings for a period of two years.

         Under the terms of the change in control/non-competition agreements among the Company, the Bank and each of Messrs. Gilman and Irish, if the executive's employment is terminated for any reason, whether at the initiative of the Company or of the executive and whether or not for cause (as defined in the agreement), at any time prior to a change in control (as defined in the agreement), then the executive shall be prohibited from competing directly or indirectly with the Company for a period of one year following the date of such termination (and assuming that no change in control occurs at any time during such one-year period). During any such non-compete period, if the termination of the executive's employment was initiated by the Company for any reason other than for cause, then the executive shall receive severance payments equal in the aggregate on an annualized basis to 75% of the sum of (i) his annual base salary as of the date of termination, (ii) the amount of any commission or other compensation not otherwise included in base salary or other bonus amounts paid to the executive with respect to the most recently completed fiscal year prior to the date of termination, and (iii) the amount of any annual incentive or other bonus paid to the executive with respect to the most recently completed fiscal year prior to the date of termination.

         If Mr. Gilman's or Mr. Irish's employment is terminated for any reason, whether at the initiative of the Company or of the executive and whether or not for cause, within two years after the date of a change in control, then the executive shall be entitled to receive severance payments over an 18-month period equal in the aggregate to 1.5 times his previous highest annual compensation (as defined in the agreement), together with certain other specified severance payments and benefits.

         If Mr. Gilman's or Mr. Irish's employment is terminated for any reason within one year prior to the date on which a change in control occurs, other than for cause, then the executive shall be entitled to receive all of the payments and benefits that he would have been entitled to receive if such termination had occurred within two years after the date of such change in control.

Option Grants in Last Fiscal Year

         The following table sets forth information concerning individual grants of stock options made during 2002 to each executive officer of the Company listed below.

                                                                                    Potential realizable value ($)
                                                                                    at assumed annual rates
                                                                                    of stock price appreciation
                                                                                    for option term (2)
                        Number of    Percentage of
                       Securities    Total options
                       Underlying      Granted to       Exercise
                         options      Employees in       Price        Expiration
                       Granted (1)        2002          Per Share        Date             5%            10%
                       -----------   --------------     ----------   ------------   -------------   -------
George L. Duncan         14,000          17.18%        $   18.22        6/6/09         $103,843    $241,999
Richard W. Main           7,000           8.59%        $   18.22        6/6/09         $ 51,922    $120,999
John P. Clancy, Jr.       5,500           6.75%        $   18.22        6/6/09         $ 40,796    $ 95,071
Stephen J. Irish          4,000           4.91%        $   18.22        6/6/09         $ 29,669    $ 69,143
Robert R. Gilman          4,000           4.91%        $   18.22        6/6/09         $ 29,669    $ 69,143
-----------------

(1) One-fourth of the total number of shares of Common Stock subject to the options granted becomes exercisable on an annual basis on June 7th of each year beginning in 2003 and ending in 2006.

(2) The amounts shown as potential realizable values are based on arbitrarily assumed annualized rates of appreciation of five percent and ten percent of the Common Stock over the full seven year term of the options, as required by applicable Securities and Exchange Commission ("SEC") regulations. No gain for the optionee is possible without an increase in the price of the Common Stock, which will benefit all of the Company's shareholders proportionately. Actual gains on options exercised are dependent on the future performance of the Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values

         The following table shows each exercise of stock options by the Named Executive Officers during the year ended December 31, 2002 and the unexercised stock options held by such persons as of such date:

                                                                               Number of Securities
                                                                                    Underlying         Value of Unexercised
                                                                               Unexercised Options     In-the-Money Options
                                                                              at Fiscal Year-End (#)  at Fiscal Year-End ($)
                             Shares Acquired on                                    Exercisable/            Exercisable/
Name                             Exercise (#)        Value Realized ($)(1)        Unexercisable         Unexercisable (1)
----                         -------------------     ---------------------        -------------         -----------------
George L. Duncan                 4,900                  $56,056                   51,600/  14,500       $507,615/$47,830
Richard W. Main                  5,500                  $67,540                   21,000/   9,000       $209,320/$27,380
John P. Clancy, Jr.                 -0-                      -0-                  12,750/   6,750       $135,500/$19,340
Stephen J. Irish                    -0-                      -0-                  12,750/   5,250       $135,500/$16,370
Robert R. Gilman                 2,000                  $24,120                   11,250/   5,250       $112,450/$16,370
--------------------

(1) The value realized calculations in the third column from the left above are based upon the difference between the value of the Common Stock on the option exercise date and the per share exercise price of the options. The value on the exercise date is based on a replication by management of the annual valuation analysis performed by an outside financial advisor for dividend reinvestment plan purposes, which is described further in the second paragraph under the heading "Director Compensation" at page nine above. The dollar values of the unexercised options shown in the fifth column from the left above are based upon the difference between $20.20, which is the value of the Common Stock as of January 2, 2003, based on management's replication of the annual valuation analysis referred to in the preceding sentence, and the per share exercise price of the options. There is no active trading market for the Common Stock. The Board of Directors receives periodic advice from an outside financial advisor regarding the fair market value of the Common Stock in connection with the Company's equity compensation and dividend reinvestment plans. Additional valuations are also performed periodically by management based on a replication of this valuation analysis performed by the outside financial advisor.

Audit Committee Report

         The Audit Committee of the Company's Board of Directors (the "Audit Committee") is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the Company's independent auditors.

         In determining the independence of the Audit Committee members, the Board of Directors has used the definition of independence contained in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the New York Stock Exchange's listing standards and has applied this definition consistently to all members of the Audit Committee.

         Management is responsible for the Company's internal controls and the financial reporting process. In this regard, the Company's chief executive officer and chief financial officer are responsible for (i) establishing and maintaining disclosure controls and procedures (as this term is defined in applicable SEC rules) for the Company, (ii) disclosing to the Company's independent auditors and the Audit Committee all significant deficiencies in the design or operation of the Company's internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, (iii) identifying for the Company's independent auditors any material weaknesses in internal controls and (iv) disclosing any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee's responsibilities include resolving any disagreements that may arise between management and the Company's independent auditors regarding financial reporting and establishing procedures for the receipt, retention and treatment of any complaints that may be received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any concerns that may arise regarding questionable accounting or auditing matters.

         The Audit Committee has met and held discussions with management and the Company's independent auditors. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The  Company's  independent  auditors  have also  provided to the Audit
Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent auditors that firm's independence.

         Based upon the Audit Committee's discussions with management and the Company's independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the SEC.

         Michael A. Spinelli (Chairperson)
         Kathleen M. Bradley
         Carole A Cowan
         Eric W. Hanson
         John P. Harrington

Compensation Committee Report on Executive Compensation

Introduction

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised entirely of non-employee members of the Board of Directors. It is the responsibility of the Compensation Committee to review the performance and set the compensation of the Company's chief executive officer, and to review and approve all compensation arrangements for the Company's remaining executive officers, including annual cash compensation (base salary plus annual incentive bonus), equity compensation (stock options) and other benefits, where applicable. All actions by the Compensation Committee are reported to, and considered for ratification by, the full Board of Directors.

         During 2002, the Board of Directors did not modify or reject any proposed action or recommendation presented by the Compensation Committee.

Key Principles


         The Compensation Committee has adopted the following principles to use for guidance in setting executive compensation:

         Pay Competitively

         The Compensation Committee maintains a philosophy that total annual cash compensation should be competitive relative to that found in other commercial banking organizations of comparable asset size and performance. The Compensation Committee believes that this is necessary to attract, motivate and retain highly qualified executives, who in turn are essential to the Company's achieving the financial goals set by the Board of Directors and sustaining long-term value for shareholders.

         Consistent with this philosophy, the Compensation Committee obtains information regarding compensation levels in the Company's industry through various sources, including compensation surveys conducted by banking industry associations and independent compensation consultants.

         The Compensation Committee generally attempts to set total attainable cash compensation at or above the midpoint range of peer compensation (subject to individual and Company financial performance).

         Tie Incentive Compensation to Company Financial Performance

         The Committee supports a "pay for performance" philosophy, which is intended to enhance long-term shareholder value. Total incentive compensation paid to the Company's executive officers is calculated using incentive models. Through the use of incentive models, the compensation structure for employees in management positions includes a significant "risk/reward" component. The Compensation Committee believes that when performance targets are achieved, total compensation earned by executive officers will reach a level competitive with the total compensation paid to executive officers with similar responsibilities at other comparable commercial banking organizations. All employees, including executive officers, are eligible to receive an annual incentive bonus based upon the attainment of various predetermined financial performance goals. This plan is referred to in this summary as the "stakeholder plan" and is based upon a methodology provided to the Company by an independent, outside consultant. In addition to their inclusion in the stakeholder plan, Messrs. Duncan, Main, Gilman, Clancy and Irish whose base salaries are set below those of their peers, are eligible to receive an additional annual incentive bonus based solely upon the attainment of predetermined net income levels. This additional bonus plan is referred to in this summary as the "supplemental plan". Through the use of a lower than peer base salary and a substantial incentive cash bonus opportunity, which is paid only if the Company attains predetermined financial performance goals, the compensation structure for these individuals further emphasizes a significant "risk / reward" structure.

         Grant Stock Options

         The Committee aligns the interests of the Company's executives with the long-term interests of stockholders through the granting of stock options at fair market value. Stock options were granted in June 2002.

         In summary, executive compensation is composed of base salary, annual incentive cash bonuses and long-term equity compensation in the form of stock options.

2002 Executive Compensation Program

         Executive Officers

         In determining total 2002 compensation (including base salary, incentive cash bonus and stock option grants), the Compensation Committee reviewed compensation data for other commercial banking organizations of similar size, which are located in similar markets or otherwise in areas in which the Company competes for talent. Specific bank officers are "matched" as closely as possible with officers from the other commercial banking organizations with similar functional responsibilities. In 2002, the Company met its targets under the stakeholder and supplemental plans and all executive officers received annual incentive bonuses approximating their targeted amounts under the plans, resulting in total cash compensation comparable to peers.

         Chief Executive Officer

         At the beginning of the year, the Compensation Committee set Mr. Duncan's total compensation plan for 2002. Mr. Duncan's 2002 total compensation is comprised of base salary, annual incentive cash bonus and a supplemental retirement benefit. Mr. Duncan's base salary, which was last increased on January 1, 2000, and which had not been previously adjusted since 1992, remains significantly lower than the base salaries paid to chief executives at other comparable commercial banking organizations. Mr. Duncan's total incentive cash bonus for 2002 was $179,738, as compared to $224,465 in 2001. The reduction for 2002 was directly related to the Company's realizing net income growth of 29% in 2002 versus 36% in 2001.

Closing

         The Compensation Committee believes that the Executive Compensation Program for 2002 successfully linked executive compensation to the Company's financial performance. This report has been submitted by the Compensation
Committee:

                                 James F. Conway III (Chairperson)
                                 John R. Clementi
                                 Eric W. Hanson
                                 Arnold S. Lerner

Compensation Committee Interlocks and Insider Participation


         The Company's chairman and chief executive officer, George Duncan, served as a non-paid member of the board of directors of D.J. Reardon Company, Inc. during 2002. Mr. Duncan resigned from this board position in December of 2002. Eric Hanson, a member of the Company's Board of Directors and of the Compensation Committee, serves as the chairman and president of D.J. Reardon Company, Inc. Mr. Hanson excused himself from all Compensation Committee deliberations involving the compensation of Mr. Duncan and did not otherwise participate on any basis in any compensation decision of either the Compensation Committee or the Company's full Board of Directors affecting Mr. Duncan. Mr. Duncan excused himself from all deliberations of the board of directors of D.J. Reardon Company, Inc. involving the compensation of Mr. Hanson or any other officer or employee of such company and did not otherwise participate on any basis in any compensation decision of such board of directors affecting Mr. Hanson or any other officer or employee of D.J. Reardon Company, Inc.

         As described in further detail below, under the heading "Transactions with Certain Related Persons", the members of the Compensation Committee, as well as businesses and other entities with which they may be affiliated, are customers of the Bank and/or have entered into loan transactions with the Bank in the ordinary course of business.

Comparative Performance Graph

         Under applicable rules of the SEC, the Company is required to present a chart comparing the cumulative total return (which assumes the reinvestment of all dividends) on the Common Stock with the cumulative total return of (i) a broad based equity market index and (ii) a published industry index or peer group. The following graph shows the changes over the five-year period ended on December 31, 2002 in the value of $100 invested in (i) the Common Stock, (ii) the Standard & Poors 500 Index and (iii) the NASDAQ Bank Index. There is no active trading market for the Common Stock, although shares are traded periodically on a privately negotiated basis. The increase in the value of the Common Stock over the five-year period shown on the following performance graph is based on the actual prices known to the Company at which shares of the Common Stock were traded as of the most recent date prior to December 31 of each of the years shown. The most recent trade between two private, unaffiliated parties involving the Common Stock prior to December 31, 2002, of which the Company is aware, was completed at a price of $22.00 per share. For purposes of the graph, the reinvestment of dividends paid since the inception of the Company's dividend reinvestment plan is based upon an annual valuation analysis of the Common Stock undertaken pursuant to the plan in connection with the Company's payment of such dividends; for dividends paid prior to inception of the plan, the reinvestment is based upon the actual prices known to the Company at which shares of the Common Stock were traded as of the most recent date prior to the Company's payment of such dividends.


[OBJECT OMITTED]



                        1997         1998        1999        2000         2001        2002
                        ----         ----        ----        ----         ----        ----
Enterprise Bancorp       100       149.12      193.66      223.15       239.69      282.56
S&P 500                  100       126.67      151.40      136.05       118.31       90.66
NASDAQ Bank              100        88.23       81.19       93.10       102.48      107.11

Transactions with Certain Related Persons

         The Bank leases its headquarters from First Holding Trust. Mr. Armstrong is a limited partner of Old City Hall Limited Partnership, which is the beneficiary of First Holding Trust. During a portion of the year ended December 31, 2002, Mr. Duncan was a general partner of Old City Hall Limited Partnership and a trustee of First Holding Trust. As of December 31, 2002, Mr. Armstrong has a 5% ownership interest in Old City Hall Limited Partnership.
Under the terms of the Bank's lease with First Holding Trust, the Bank paid $208,334 in rent, parking fees, taxes and maintenance for the year ended December 31, 2002.

         The Bank also leases space from Merrimack Realty Trust. Messrs. Lerner, Bousquet and Armstrong are general partners of Merrimack Street Associates, which is the beneficiary of Merrimack Realty Trust. During a portion of the year ended December 31, 2002, Mr. Duncan was also a general partner of Merrimack Street Associates. As of December 31, 2002, Messrs. Lerner and Bousquet each have a 5% ownership interest and Mr. Armstrong has a 3% ownership interest, in Merrimack Street Associates. Under the terms of the Bank's lease with Merrimack Realty Trust, the Bank paid $304,274 in rent, parking fees, taxes and maintenance for the year ended December 31, 2002.

         The leases between the Bank and each of First Holding Trust and Merrimack Realty Trust, respectively, were reviewed and approved by the Bank's Leasing/Branch Committee, which is composed exclusively of outside directors of the Bank, none of whom hold any interest in any of First Holding Trust, Merrimack Realty Trust, Old City Hall Limited Partnership or Merrimack Street Associates, prior to the Bank's entering into such leases. The Board of Directors believes that the terms of each of these leases, including lease rates, are substantially similar to such terms as would be included in comparable lease transactions entered into at the time of such leases with persons who are not affiliated with the Bank.

         Certain Directors and executive officers of the Company are also customers of the Bank and have entered into loan transactions with the Bank in the ordinary course of business. In addition, certain Directors are also directors, officers or stockholders of corporations, non-profit entities or members of partnerships which are customers of the Bank and which enter into loan and other transactions with the Bank in the ordinary course of business. Such loan transactions with Directors and executive officers of the Bank and with such corporations and partnerships are on such terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with persons who are not affiliated with the Bank and do not involve more than a normal risk of collectibility or present other features unfavorable to the Bank.

          SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         The following table sets forth stock ownership information with respect to Directors, Named Executive Officers, all Directors and executive officers as a group and all other persons known to the Company who are the beneficial owners of more than 5% of the Common Stock. All such information is as of March 7, 2003. This information includes the total number of shares of the Common Stock known by the Company to be beneficially owned by each such person and group and the percentage of the Common Stock each such person and group beneficially owns. All shares are owned of record and beneficially, and each person and group identified has sole voting and investment power with respect to such shares, except as otherwise noted.

                                                 Shares of Common Stock              Percent of Total
Directors                                       Beneficially Owned (1)(2)              Common Stock
---------                                       -------------------------              ------------
Kenneth S. Ansin (3)                                        33,656                              *

Walter L. Armstrong (4)                                     80,091                           2.27%

Gerald G. Bousquet                                          16,729                              *

Kathleen M. Bradley                                         13,048                              *

John R. Clementi                                            12,640                              *

James F. Conway, III (5)                                     3,662                              *

Carole A. Cowan                                                833                              *

Nancy L. Donahue (6)                                        17,818                              *

George L. Duncan (7)                                       210,715                           5.96%
710 Andover Street
Lowell, MA  01852

Lucy A. Flynn (8)                                            3,638                              *

Eric W. Hanson (9)                                         201,835                           5.71%
Three Boardwalk
Chelmsford, MA  01824

John P. Harrington (10)                                      3,074                              *

Arnold S. Lerner (11)                                      254,832                           7.21%
155 Pine Hill Road
Hollis, NH  03049

Richard W. Main (12)                                       112,118                           3.17%

Charles P. Sarantos (13)                                    25,090                              *

Michael A. Spinelli                                        134,262                           3.80%

Nickolas Stavropoulos                                          200                              *

Other Named Executive Officers
------------------------------

Robert R. Gilman (14)                                       23,250                              *

John P. Clancy, Jr. (15)                                    21,433                              *

Stephen J. Irish                                            16,429                              *

All Directors and Executive Officers as a                1,185,353                          33.54%
Group (20 Persons)

Other 5% Stockholders
---------------------

Ronald M. Ansin                                            335,911                           9.50%
132 Littleton Road
Harvard, MA  01451
---------------------

*        Named individual beneficially owns less than 1% of total Common Stock.

(1) The information as to the Common Stock beneficially owned has been furnished by each such stockholder. All persons have sole voting and investment power over the shares, unless otherwise indicated.

(2) Includes shares subject to options exercisable within sixty days as follows: Mr. Ansin, 1,160; Mr. Bousquet, 1,160; Ms. Bradley, 1,160; Mr. Clementi, 1,160; Mr. Conway, 1,160; Ms. Donahue, 1,160; Mr. Duncan, 51,600; Mr. Hanson, 1,160; Mr. Harrington, 1,260; Mr. Lerner, 1,160;
         Mr. Main, 21,000; Mr. Sarantos, 1,160; Mr. Spinelli, 1,160; Mr. Gilman, 11,250; Mr. Clancy, 12,750; Mr. Irish, 12,750; and all directors and executive officers as a group, 122,210.

(3) Includes 6,277 shares owned jointly with Mr. Ansin's wife, 1,000 shares owned by Mr. Ansin's children and 1,000 shares for which Mr. Ansin is the trustee.

(4)      Includes 69,316 shares owned jointly with Mr. Armstrong's wife.

(5)      Includes 955 shares owned jointly with Mr. Conway's wife.

(6)      Includes 5,000 shares for which Ms. Donahue's husband is the trustee.

(7) Includes 1,076 shares owned jointly with Mr. Duncan's adult children, 6,450 shares owned by Mr. Duncan's wife and 7,242 shares owned jointly by Mr. Duncan's wife and his adult children.

(8)      Includes 2,000 shares owned by Ms. Flynn's husband.

(9)      Includes  125,046 shares owned jointly with Mr. Hanson's wife.

(10)     Includes 427 shares owned jointly with Mr. Harrington's wife.

(11)     Includes 107,667 shares owned by Mr. Lerner's wife.

(12)     Includes 42,000 shares owned jointly with Mr. Main's wife.

(13) Includes 9,372 shares owned jointly with Mr. Sarantos' wife, 2,036 shares owned jointly by Mr. Sarantos' wife and daughter and 889 shares owned by Mr. Sarantos' wife.

(14)     Includes 12,000 shares owned jointly with Mr. Gilman's wife.

(15) Includes 2,583 shares owned by Mr. Clancy's children and 6,100 shares owned jointly with Mr. Clancy's wife.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information as of December 31, 2002 with respect to the Company's 1988 Stock Option Plan and Amended and Restated 1998 Stock Incentive Plan, which together constitute all of the Company's existing equity compensation plans that have been previously approved by the Company's stockholders. The Company does not have any existing equity compensation plans, including any existing individual equity compensation arrangements, which have not been previously approved by the Company's stockholders.

                                                                                             Number of Securities
                                                                                            remaining available for
                                                                                             future issuance under
                                Number of Securities to be                                 equity compensation plans
                                  issued upon exercise of     Weighted-average exercise      (excluding securities
                                   outstanding options,         price of outstanding      reflected in second column
        Plan Category               warrants and rights        options, warrants and              from left)
        -------------               -------------------        ---------------------              ----------

Equity compensation plans                 329,485                      $12.42                       78,335
approved by security holders

Equity compensation plans not               -0-                          -0-                          -0-
approved by security holders

                         TOTAL            329,485                      $12.42                       78,335



                                  PROPOSAL TWO

                      APPROVAL OF 2003 STOCK INCENTIVE PLAN

Description of 2003 Stock Incentive Plan

         On January 21, 2003, the Board of Directors unanimously approved and adopted the Enterprise Bancorp, Inc. 2003 Stock Incentive Plan (the "Stock Incentive Plan") and directed that the Stock Incentive Plan be submitted to the Company's stockholders for their consideration and approval.

         Purpose, Participants, Effective Date and Duration. The purpose of the Stock Incentive Plan is to encourage employees, directors, and consultants of the Company and its subsidiaries (including without limitation the Bank) who render services to, and who have contributed or may be expected to contribute to the success of, the Company or a subsidiary (the "Participants") to continue their association with the Company and its subsidiaries by providing favorable opportunities for them to participate in the ownership of the Company and in its future growth through the granting of shares of Common Stock subject to restrictions ("Restricted Stock"), options to acquire Common Stock ("Options"), stock appreciation rights ("SARs") and other rights to compensation in amounts determined by the value of the Common Stock. Restricted Stock, SARs and other rights are referred to collectively in this summary as "Other Rights." Inasmuch as the majority of the shares of Common Stock reserved for issuance pursuant to the Company's Amended and Restated 1998 Stock Incentive Plan are subject to previously issued and currently outstanding options, and that in any case no further options may be granted under the Amended and Restated 1998 Stock Option Plan after May 6, 2008, the Board of Directors believes that the adoption of the Stock Incentive Plan is necessary to enable the Company to continue to attract and retain the high caliber of employees and directors required for the Company's continuing growth and success. As of the date of this Proxy Statement, there are 15 nonemployee directors, five executive officers (including two employee directors) and 236 other employees, including other officers, who would be eligible Participants under the Stock Incentive Plan. While outside consultants would also be eligible Participants, the Board of Directors has no current intention of granting or issuing Options or Other Rights to any such persons. The Stock Incentive Plan becomes effective as of May 1, 2003, subject to ratification by the holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote thereon at the Annual Meeting. The Stock Incentive Plan will terminate on April 30, 2013, unless earlier terminated by the Board of Directors. Termination of the Stock Incentive Plan will not affect awards made prior to termination, but awards will not be made after termination.

         Shares Subject to the Stock Incentive Plan. The total number of shares of Common Stock that may be subject to Options and Other Rights under the Stock Incentive Plan may not exceed 176,546 (the "Reserved Shares"), which equals slightly less than 5% of the number of shares of Common Stock outstanding on the Record Date. These shares may be authorized but unissued shares or treasury shares. In the event of any change in the number or kind of Common Stock outstanding pursuant to a reorganization, recapitalization, exchange of shares, stock dividend or split or combination of shares, appropriate adjustments to the number of Reserved Shares and the number of shares subject to outstanding grants or awards, in the exercise price per share of outstanding Options and in the kind of shares which may be distributed under the Stock Incentive Plan will be made. The total amount of Reserved Shares that may be granted to any single employee under the Stock Incentive Plan may not exceed in the aggregate 60,000 shares. Shares will be deemed issued under the Stock Incentive Plan only to the extend actually issued pursuant to an award or settled in cash or shares. To the extent that an award under the Stock Incentive Plan lapses or is forfeited, any shares subject to such award will again become available for grant under the terms of the Stock Incentive Plan.

         Administration. The Stock Incentive Plan may be administered by the Board of Directors' Compensation Committee, or a subcommittee of the Compensation Committee, which must consist of at least three members of the Board, or by the Board of Directors itself. References to the "Compensation Committee" in this summary are intended to refer to the Compensation Committee or such subcommittee or the full Board of Directors, as the case may be, unless the context requires otherwise. For so long as Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is applicable to the Company, each member of the Compensation Committee must be a "non-employee director" or the equivalent within the meaning of the SEC's Rule 16b-3 promulgated under the Exchange Act. For so long as Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), is applicable to the Company, each such member of the Compensation Committee must also be an "outside director" within the meaning of Section 162 of the Code and the regulation thereunder. With respect to persons subject to Section 16 of the Exchange Act (generally, executive officers, directors and any 10% stockholders), all transactions under the Stock Incentive Plan are intended to comply with all applicable conditions of the SEC's Rule 16b-3 or any successor regulation.

         Subject to the terms of the Stock Incentive Plan, the Compensation Committee has authority to: (i) select the persons to whom Options and Other Rights shall be granted; (ii) determine the number or value and the terms and conditions of Options or Other Rights granted to each such person, including the price per share to be paid upon exercise of any Option and the period within which each such Option or Other Right may be exercised; and (iii) interpret the Stock Incentive Plan and prescribe rules and regulations for the administration thereof.

         Stock Options. The Compensation Committee may grant awards to Participants in the form of Options. With regard to each Option, the Compensation Committee determines the number of shares of Common Stock subject to the Option, the exercise price of the Option, the manner and time of exercise of the Option and whether the Option is intended to qualify as an incentive stock option ("ISO") within the meaning of Section 422 of the Code. Options that are not intended to qualify as ISOs are referred to as nonqualified stock options ("NSOs"). In the case of an ISO, the exercise price may not be less than the "fair market value" of the Common Stock on the date the Option is granted; provided, however, that in the case of an employee who owns (or is considered to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the price at which Common Stock may be purchased pursuant to an ISO may not be less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

         The duration of the ISOs and NSOs granted under the Stock Incentive Plan may be specified pursuant to each respective stock option agreement, but in no event can any ISO be exercisable after the expiration of 10 years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, no ISO shall be exercisable after the expiration of five years from its date of grant. The Compensation Committee, in its discretion, may provide that any Option is exercisable during its entire duration or any lesser period of time.

         The option exercise price may be paid in cash, in shares of Common Stock owned by the optionee (subject to certain limitations specified in the Stock Incentive Plan), by delivery of a recourse promissory note secured by the Common Stock acquired upon exercise of the Option (if and to the extent permitted by applicable law and specifically set forth in the applicable stock option agreement) or by means of a "cashless exercise" procedure in which a broker transmits to the Company the exercise price in cash, either as a margin loan or against the optionee's notice of exercise and confirmation by the Company that it will issue and deliver to the broker stock certificates for that number of Reserved Shares having an aggregate fair market value equal to the exercise price or agrees to pay the Option price to the Company in cash upon its receipt of stock certificates.

         Stock Appreciation Rights. The Compensation Committee may grant SARs to Participants as to such number of Reserved Shares and on such terms and conditions as it may determine. SARs may be granted separately or in connection with ISOs or NSOs. Upon exercise of an SAR, the holder is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of Reserved Shares for which the SAR is exercised, over the exercise price for such Reserved Shares under a related Option, or if there is no related Option, over an amount per share stated in the written agreement setting forth the terms and conditions of the SAR. Payment may be made in cash or other property, including Common Stock, in accordance with the provisions of an SAR agreement. Upon the exercise of an SAR related to an Option, the Option shall terminate as to the number of Reserved Shares for which the SAR is exercised.

         Stock Grants. The Committee may grant to Participants a number of shares of Common Stock determined in its discretion, subject to terms and conditions so determined by it, including conditions that may require the holder to forfeit the Common Stock in the event that the holder ceases to provide services to the Company or a subsidiary before a stated time. Unlike holders of Options and SARs, a holder of Restricted Stock has the rights of a stockholder of the Company to vote and to receive payment of dividends on the Restricted Stock, unless the Compensation Committee specifies to the contrary in the award agreement.

         Effect of Certain Corporate Transactions. If while unexercised or otherwise unvested Options or Other Rights remain outstanding under the Stock Incentive Plan the Company is subject to a Change in Control (as such term is defined in the Stock Incentive Plan) or is liquidated, then, except as otherwise specifically provided to the contrary in any applicable agreement, (i) each such Option and SAR outstanding immediately prior to the effective time of such Change of Control or liquidation and held by an individual who is employed by, or otherwise serving as a Director for, the Company or a subsidiary within the 10-day period prior to the effective time of either such event shall become immediately exercisable upon such effective time with respect to all of the Reserved Shares subject to such Option or SAR, as the case may be, whether or not the Participant's rights under such Option or SAR would otherwise have been so fully exercisable at such time and (ii) each holder of shares of Restricted Stock outstanding immediately prior to the effective time of such Change in Control or liquidation who is employed by, or otherwise serving as a Director for, the Company or a subsidiary within the 10-day period prior to the effective time of either such event shall become fully vested upon such effective time with respect to such holder's ownership of such shares, whether or not such holder would otherwise have been so fully vested with respect to such shares at such time.

         Under the terms of the Stock Incentive Plan, a "Change in Control" is deemed to have occurred in either of the following events: (i) if there has occurred a change in control that the Company would be required to report in response to Item 1 of a Current Report on Form 8-K as filed by the Company with the SEC pursuant to the requirements of Section 13 or Section 15(d) of the Exchange Act or, if such reporting obligation is no longer in effect, any regulations promulgated by the SEC or any successor agency pursuant to the Exchange Act or any successor statute that are intended to serve similar purposes; or (ii) when any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes a beneficial owner (as that term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the total number of votes that may be cast for the election of Directors of the Company, and in the case of either (i) or (ii) above, the Board of Directors has not consented to such event by a two-thirds vote of all of its members (unless there exists at such time an Interested Stockholder, as that term is defined in the Company's articles of organization, in which case the affirmative vote of two-thirds of the Continuing Directors, as that term is defined in the Company's articles of organization, is also required). In addition, under the terms of the Stock Incentive Plan, a Change in Control is also deemed to have occurred if as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale or other disposition of assets or contested election of Directors of the Company or any combination of the foregoing transactions, the persons who were Directors of the Company before such transactions or related series of transactions cease to constitute a majority of the Board of Directors or of any board of directors of any successor institution.

         Amendments to Stock Incentive Plan. The Board of Directors may modify, revise or terminate the Stock Incentive Plan at any time and from time to time, except that approval of the stockholders of the Company is required with respect to any amendment that: (i) materially increases the benefits accruing to Participants under the Stock Incentive Plan or constitutes a "modification" as that term is defined in Section 424 (or any successor provision) of the Code, if any such increase in benefits or modification would adversely affect either the availability to the Stock Incentive Plan of the protections of Section 16(b) of the Exchange Act, if applicable to the Company, or the qualification of the Stock Incentive Plan or any Options for incentive stock option treatment under
Section 422 of the Code; (ii) changes the number of Reserved Shares that may be issued either to any one Participant or in the aggregate; (iii) changes the class of persons eligible to receive Options or Other Rights; or (iv) otherwise requires stockholder approval under applicable law.

         The following description of the federal income tax consequences of Options and Other Rights is general and does not purport to be complete.

         Tax Treatment of Options. A Participant realizes no taxable income when an NSO is granted. Instead, the difference between the fair market value of the Common Stock subject to the NSO and the exercise price paid is taxed as ordinary compensation income when the NSO is exercised. The difference is measured and taxed as of the date of exercise, if the stock is not subject to a "substantial risk of forfeiture," or as of the date or dates on which the risk terminates in other cases. A Participant may elect to be taxed on the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, even though some or all of the Common Stock acquired is subject to a substantial risk of forfeiture. Gain on the subsequent sale of the Common Stock is taxed as a capital gain. The Company receives no tax deduction on the grant of a NSO, but is entitled to a tax deduction when the Participant recognizes taxable income on or after exercise of the NSO, in the same amount as the income recognized by the Participant.

         Generally, a Participant incurs no federal income tax liability on either the grant or the exercise of an ISO, although a Participant will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the stock subject to an ISO over the exercise price. Provided that the shares of Common Stock are held for at least one year after the date of exercise of the related ISO and at least two years after its date of grant, any gain realized on the subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period of time, the Participant will be taxed as if the Participant had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the ISO and its fair market value on its date of grant. The Company receives no tax deduction on the grant or exercise of an ISO, but is entitled to a tax deduction if the Participant recognizes taxable income on account of a premature disposition of ISO stock, in the same amount and at the same time as the Participant's recognition of income.

         Tax Treatment of SARs. A Participant incurs no imputed income upon the grant of an SAR, but upon its exercise realizes ordinary compensation income in an amount equal to the cash or cash equivalent that he receives at that time. If the Participant receives shares of Common Stock upon exercise of the SAR, the recipient incurs imputed income measured by the difference between the base amount set forth in the SAR agreement and fair market value of the Common Stock at the exercise date (or, if at the exercise date the stock is subject to a substantial risk of forfeiture, at the date or dates on which such risk expires).

         Tax Treatment of Stock Grants. A person who receives a grant of Common Stock subject to restrictions generally will not recognize taxable income at the time the award is received, but will recognize ordinary compensation income when any restrictions constituting a substantial risk of forfeiture lapse. The amount of imputed income will be equal to the excess of the aggregate fair market value, as of the date the restriction lapse, over the amount (if any) paid by the holder for the Restricted Stock. Alternatively, a recipient of Restricted Stock may elect to be taxed on the excess of the fair market value of the Restricted Stock at the time of grant over the amount (if any) paid for the Restricted Stock, notwithstanding the restrictions on the stock. Outright grants of Common Stock (i.e., grants without any restrictions) will result in ordinary compensation income to the Participant. All such taxable amounts are deductible by the Company at the time and in the amount of the ordinary compensation income recognized by the Participant.

         Parachute Payments. Under certain circumstances, an accelerated vesting or granting of Options or Other Rights in connections with a Change in Control (as defined above) of the Company may give rise to a "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, a Participant may be subject to a 20% nondeductible federal excise tax and the Company may be denied an income tax deduction.

         The Common Stock is not listed or otherwise qualified for trading on any stock exchange or other market system. The Board of Directors believes, based upon management's replication on January 2, 2003 of the annual valuation analysis performed by an outside financial advisor for dividend reinvestment purposes (as described further in the second paragraph under the heading "Director Compensation" at page nine above), that the current fair market value of the Common Stock is $20.20 per share. The most recent trade between two private, unaffiliated parties involving the Common Stock, of which the Company is aware, was completed at a price of $22 per share.

         No grant of Options or Other Rights has been made under the Stock Incentive Plan that is contingent upon stockholder approval of the Stock Incentive Plan.

Recommendation of Directors

         The Board of Directors recommends that the stockholders vote FOR the approval and adoption of the Company's 2003 Stock Incentive Plan.

                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee has appointed KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2003.

         The Company is not required to submit the ratification of the Audit Committee's appointment of independent auditors to a vote of stockholders. In the event a majority of the votes cast are against the appointment of KPMG LLP, the Audit Committee may consider the vote and the reasons therefor in future decisions on its appointment of independent auditors.

         Representatives of KPMG LLP are expected to attend the annual meeting at which time they will have an opportunity to make a statement if they wish to do so and will be available to answer any appropriate questions from stockholders.

         Audit Fees

         The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual consolidated financial statements for the year ended December 31, 2002 and the review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q as filed with the SEC during the year ended December 31, 2002 totaled $98,000.

         Financial Information Systems Design and Implementation Fees

         There were no fees billed by KPMG LLP to the Company for financial systems design and implementation fees (as such fees are described in Paragraph
(c)(4)(ii) of the SEC's Regulation S-X) for the year ended December 31, 2002.

         All Other Fees

         In addition to the $98,000 in audit fees billed by KPMG LLP, as referred to above, the aggregate fees billed to the Company for all other services rendered by KPMG LLP for the year ended December 31, 2002, totaled $70,447, which included $56,722 of audit-related fees and $13,725 for tax return preparation services.

         The Audit Committee has determined that the provision of other services by KPMG LLP in addition to the services described above under the heading "Audit Fees" is compatible with maintaining the independence of KPMG LLP.

Recommendation of Directors

         The Board of Directors recommends that the stockholders vote FOR the ratification of the Audit Committee's appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2003.


                              STOCKHOLDER PROPOSALS

         Under applicable rules of the SEC, proposals of stockholders of the Company intended to be presented at the Company's 2004 annual meeting of stockholders must be received by the Company no later than November 26, 2003 to be included in the Company's proxy statement and form of proxy relating to that meeting. If the 2004 annual meeting of stockholders is advanced or delayed by more than 30 days from the date of the Annual Meeting, the date by which stockholder proposals to be presented at the 2004 meeting must be received by the Company to be included in the Company's proxy statement and form of proxy relating to that meeting will change from the date indicated in the preceding sentence. If this occurs, the Company will inform stockholders of such change by including a notice to such effect in its earliest possible quarterly report on Form 10-Q as filed by the Company with the SEC.

         In addition to the foregoing SEC rules, pursuant to the Company's articles of organization and by-laws, any stockholder wishing to have any Director nomination or stockholder proposal considered at the Annual Meeting (although not otherwise included in this Proxy Statement) must provide written notice of such nomination or proposal to the Clerk of the Company in accordance with the requirements of the articles of organization and by-laws of the Company at its principal executive offices by no later than April 4, 2003.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires that the Company's Directors and executive officers and any other persons who own more than 10% of the outstanding shares of the Common Stock file with the SEC initial reports of ownership and subsequent reports of changes of ownership with respect to their beneficial ownership of the Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all such Section 16(a) reports that they may be required to file. To the Company's knowledge, based solely on information furnished to the Company for the year ended December 31, 2002, all such persons have complied with the applicable Section 16(a) reporting requirements for such year.


                                  OTHER MATTERS

         Shares represented by proxies in the enclosed form will be voted as stockholders direct. Properly executed proxies that contain no directions to the contrary will be voted (1) FOR the election of the six nominees to serve as Directors of the Company, (2) the approval and adoption of the Company's 2003 Stock Incentive Plan and (3) FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003. At the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. As stated in the accompanying proxy card, if any other business should properly come before the Annual Meeting, the proxies named therein have discretionary authority to vote the shares according to their best judgment.


                           ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K (without exhibits) is included with the Company's Annual Report to Stockholders, and is being furnished to shareholders of record together with this Proxy Statement. Requests for additional copies may be directed to: Enterprise Bancorp, Inc., 222 Merrimack Street, Lowell, Massachusetts 01852, Attention: Arnold S. Lerner, Clerk.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

March 26, 2003

                            ENTERPRISE BANCORP, INC.
                                      PROXY

This proxy is solicited on behalf of the Board of Directors of Enterprise Bancorp, Inc. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy, if otherwise properly executed, will be voted FOR Proposals 1, 2 and 3.

The label attached directly below lists your account number/number of shares owned and then your name and address.






[X] Please mark your votes this way.

The undersigned, a stockholder of Enterprise Bancorp, Inc. (the "Company"), revoking all prior proxies, hereby appoint(s) Richard W. Main and Arnold S. Lerner, and each of them with full power of substitution, the attorneys, agents and proxies of the undersigned to represent and vote all shares of stock of the Company which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of the Company and any adjournments or postponements thereof, to be held at the American Textile Museum, 491 Dutton Street, Lowell, Massachusetts, on Tuesday, May 6, 2003, at 4:00 P.M. as specified herein as to each of the proposals 1, 2 and 3 below:

Proposal 1:  Election of Directors                                                 For All            Withheld from
                                                                                   Nominees           All Nominees
Gerald G. Bousquet, Kathleen M. Bradley, James F. Conway, III,                      [   ]               [   ]
Nancy L. Donahue, Lucy A. Flynn and Nickolas Stavropoulos

[  ]     FOR ALL NOMINEES except as noted below (write name(s) of nominee(s) in the space provided below):
----------------------------------------------------------------------------------------------------------------------------

                                                                  For              Against            Abstain
Proposal 2:    Approval and adoption of the Company's 2003        [   ]            [   ]              [   ]
               Stock Incentive Plan

                                                                  For              Against            Abstain
Proposal 3:    Ratification of appointment of KPMG LLP as the     [   ]            [   ]              [   ]
               Company's independent auditors for the fiscal
               year ending December 31, 2003

By execution and delivery of this proxy, the undersigned acknowledge(s) and agree(s) that the proxies named herein are authorized to vote, in their discretion and in accordance with their best judgment, upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

                 I plan to attend the Meeting                 [   ]
                 Mark here for address change                 [   ]
                 Please note address change to the right


Signature__________________ Date ______ Signature___________________ Date ______

Please date and sign exactly as name appears herein and return in the enclosed envelope. When shares are held by joint owners, both should sign. Executors, administrators, trustees and others signing in a representative capacity should give their full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.